Exhibit 10.1
July 11, 2022
Jeffrey N. Mathews

Dear Jeff:
It is my pleasure to confirm our offer of employment with Scholastic Corporation as Executive Vice President, Corporate Development and Investor Relations. As we have discussed, in these positions you will report directly to me. After Joining Scholastic, you will receive a base salary at the rate of $560,000 per annum, which will be paid to you on a bi-weekly basis. We anticipate your start date will be September 5, 2022. We will make an announcement internally in August 2022.
Your performance and salary will be reviewed annually by the compensation committee of our Board of Directors starting in October 2023.
You will be eligible to participate in our Scholastic Short-Term Incentive Plan (STIP) with a bonus target percentage of 50% of your base salary. You must be an active employee of Scholastic at the time bonus payments are made under the STIP in order to receive payment.
We will recommend to the compensation committee of our Board of Directors that you receive annual equity incentive grants under the Scholastic Corporation 2021 Stock Incentive Plan with a value of $400,000 per year, with the grant dates expected to be in September 2022, September 2023 and September 2024, such value to be paid 60% in restricted stock units and 40% in stock options. The number of stock options granted will be determined based on the Black Scholes model of calculating the fair value of a stock option on the date of each grant, and the number of restricted stock units awarded will be determined by using the fair market value of the Scholastic common stock on the date of each grant. These grants will vest in three equal annual installments over three years, with the first installment vesting on the first anniversary of the date of the applicable grant. You will continue to be eligible for long term equity incentives thereafter.
We will also recommend to the compensation committee of our Board of Directors that as a new hire, you receive a one-time award under the Scholastic Corporation 2021 Stock Incentive Plan of 13,835 Restricted Stock Units, vesting in equal annual installments over three years.
You will receive 4 weeks of vacation annually. Vacation is accrued on a fiscal year basis.
Your medical coverage, life insurance and 401(k) benefits will commence the day you begin work, provided you enroll within the first 31 days of employment. Scholastic is committed to helping our employees and their families lead healthy, productive lives. Our benefits packages and wellness programs help our employees succeed at work and at home. We offer an array of flexible plans with options that allow employees to select the plan most appropriate for them. Following your acceptance of this offer, I will arrange for someone to provide initial orientation in New York and introduce you to our benefits programs and how to enroll, as well as to take you through the payroll and other forms and policies which will need to be accomplished in order for your paycheck to be processed.

Exhibit 10.1

Jeffrey N. Mathews
July 11, 2022

In the event that your employment is terminated without cause, you will be eligible to receive compensation equivalent to 24 months' salary.
Please return to me a scanned copy of this offer letter, signed by you, along with valid identification (i.e., social security card and driver's license or passport, visa or green card) as proof of employment eligibility, which will also be required as part of the onboarding process.
While we normally require background checks, in this case because you are a former employee of the Company we will waive that circumstance. Employment at Scholastic is at the will of the Company and/or you and as such this letter does not create a contract of permanent employment. If you have any other questions, please do not hesitate to contact me.
And finally, welcome to Scholastic! I am both pleased and excited by your re-joining the Company and am confident that you will make a significant contribution to Scholastic's success and will play an important role within our Company. I am looking forward to working with you.
Sincerely,

/s/ Peter Warwick_____________________
Peter Warwick
President and Chief Executive Officer
Scholastic Inc.
557 Broadway
New York, NY 10012

/s/ Jeffrey N. Mathews                         July 11, 2022
Jeffrey N. Mathews                             Date